Exhibit 99.1

LM Funding Expands Bitcoin Mining Business

LM Funding America Enters Into Hosting Agreement with Core Scientific Inc.

Purchases 400 Bitcoin S19J Pro Antminers from Bitmain

TAMPA, FL / September 8, 2022 / LM Funding America, Inc. (NASDAQ:LMFA) ("LM Funding" or "LMFA") announced that it has entered into a hosting agreement with Core Scientific to host and operate 1,200 bitcoin mining machines with the potential to expand. This agreement represents LMFA’s strategic initiative of diversifying amongst well capitalized hosting companies and geographic facilities. This announcement is in addition to LMFA’s active hosting agreement with Compute North for 4,200 miners to be operated at their Wolf Hollow, TX facility.

Also, LMFA announced today that it is taking advantage of the opportunistic pricing environment by purchasing an additional 400 S19J Pro Miner Machines (S19J Pro) (100 TH/s) from Bitmain for a total purchase price of approximately $1.26 million. This brings LMFA’s total miner fleet to over 5,400 machines purchased. The S19J Pro is a high efficiency, high hash rate machine mining SHA-256 algorithm produced by Bitmain that generates a hash rate of 100 TH/s.

Bruce M. Rodgers, Chairman and CEO of LM Funding, commented, “Last year we pivoted our business to Bitcoin mining as Bitcoin neared record highs. We purchased 5,000 machines and the purchase price adjusted downward as the price of Bitcoin declined in 2022. We are taking advantage of some of the liquidity created by our earlier contracts, and today’s favorable mining machine prices, to increase our projected total hashrate by the end of the year to 544 Petahash. We believe in Bitcoin’s long term growth and are committed to acquiring Bitcoin efficiently.”

About LM Funding America

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois, by funding a certain portion of the Associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. LMFA has also entered into the cryptocurrency mining business through its subsidiary, US Digital Mining and Hosting Co., LLC.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the COVID-19 pandemic, the risks of entering into and operating in the cryptocurrency mining business, the capacity of our bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance our planned cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the need for capital, our ability to hire and retain new employees, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Contact:

Crescendo Communications, LLC

Tel: (212) 671-1021

Email: LMFA@crescendo-ir.com